EXHIBIT 23.1

Jimmy C.H. Cheung & Co
Certified Public Accountants	Registered with the Public Company
(A member of Kreston International)	Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 THE BOARD OF DIRECTORS
NETWORK CN, INC (FORMERLY TEDA TRAVEL GROUP, INC.)

We hereby consent to the incorporation by reference of our report dated July 10, 2006 accompanying the financial statements of Guangdong Tianma International Travel Service Co., Ltd for the years ended December 31, 2005 and 2004 on Form 8-K/A of Network CN, Inc. (formerly Teda Travel Group, Inc.) dated August 28, 2006.

/s/ Jimmy C.H. Cheung & Co

JIMMY C.H. CHEUNG & CO

Certified Public Accountants

Hong Kong

Date: August 28, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong
Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk
Website: http://www.jimmycheungco.com